EXHIBIT 99.1
------------

                              News Release

                                LANDAUER


                          For Immediate Release

--------------------------------------------------------------------------

                      LANDAUER, INC. REPORTS HIGHER
                       SECOND QUARTER 2004 RESULTS

 For Further Information Contact:       James M. O'Connell
                                        Vice President, Treasurer and CFO

--------------------------------------------------------------------------

GLENWOOD, ILLINOIS, APRIL 22, 2004 ... LANDAUER, INC. (NYSE symbol LDR) reported today that net income for its second fiscal quarter ended
March 31, 2004 was $4,839,000, or $0.54 per diluted share, compared with $3,030,000, or $0.34 per diluted share, in the same quarter in fiscal 2003.

Revenues for the quarter just ended were $18,262,000, or 8.4% higher than revenues of $16,846,000 in the same period a year ago. Higher domestic revenues provided the majority of growth for the quarter, where improved pricing, expanded ancillary and report revenues and modest unit gains were realized. Revenue growth also benefited from a continued weak U.S. dollar, as well as increased business activity in Europe, Asia and Brazil.

Aggregate costs and expenses for the quarter just ended were $1,459,000 lower than a year ago. Impacting the year-to-year comparison is recognition in the second quarter of 2003 of an impairment charge of $2,750,000 related to Landauer's Aurion service, offset by lower incentive compensation expense in the amount of $400,000, resulting in a net reduction in prior year operating income of $2,350,000. Other costs in the current quarter increased at a slightly higher rate than revenues, primarily for international costs and expenses, salaries and benefits, and professional fees. Resulting operating income for the second quarter of fiscal 2004 was $7,667,000, an increase of $2,875,000 compared with the same period in 2003.

RESULTS FOR SIX MONTHS ENDED MARCH 31, 2004
-------------------------------------------

For the first half of fiscal 2004, Landauer reported net income of $8,844,000, or $0.99 per diluted share, compared with $6,839,000, or $0.77 per diluted share, for the same period in fiscal 2003. Revenues for the first six months of the fiscal year were $35,040,000, or 8.7% higher than $32,238,000 reported for the same period in fiscal 2003. Domestic revenue growth, representing almost two-thirds of the increase, resulted from improved pricing and modestly higher volume for measurement and reporting services. Higher international revenues resulted from a weak U.S. dollar and some pricing and unit gains in most foreign markets.

Aggregate costs and expenses for the first half of fiscal 2004 were $366,000 lower than a year ago. As above, the comparison with a year ago is impacted by recognition in 2003 of an impairment charge of $2,750,000, offset by lower year-to-date incentive compensation expense of $350,000, for a net reduction in 2003 operating income of $2,400,000. Other costs during the first half 2004 increased by approximately 10%, particularly for salaries and benefits, international costs and expenses and professional fees. Resulting operating income thus far in fiscal 2004 was $14,026,000, an increase of $3,168,000 compared with the same period in 2003.

                                --more--

    -----------------------------------------------------------------
       Landauer, Inc.   2 Science Road    Glenwood, IL  60425-1586
       Phone 708.755.7000   Fax 708.755.7011   www.landauerinc.com

LANDAUER, INC.                                                ADD 1



Year-to-date other income was $130,000 higher than a year ago with most of the increase resulting from higher earnings of Nagase-Landauer, Ltd., the Company's joint venture in Japan. Income taxes for the first half of fiscal 2004 were higher than a year ago as a result of higher income. The effective tax rate for the current year at 37.6% was slightly higher compared to the first six months of fiscal 2003.


OUTLOOK FOR BALANCE OF FISCAL 2004

Landauer's business plan and outlook anticipates that revenue growth for the year is expected to be in the range of 6-8%, evenly distributed among the Company's traditional revenue sources. Domestic revenue growth is expected to occur as a result of pricing, moderate unit growth and increased sales of ancillary services and products. International revenue growth is expected to benefit from a continued weak U.S. dollar, although the impact of currency translation will likely diminish over the balance of the year, as year-to-year exchange rate comparisons moderate.
Additionally, international revenue growth is expected to result from higher pricing and increased units.

Aggregate costs and operating expenses for fiscal 2004 are expected to be comparable to fiscal 2003 levels, reflecting the absence of a $2.8 million non-cash impairment charge that occurred in 2003, offset by higher costs in 2004. Any change in the value of the U.S. dollar relative to major foreign currencies, however, may impact both revenues and costs for most non-U.S. operations with only modest impact on operating income. Net other income in fiscal 2004 is anticipated to be comparable to a year ago and the effective income tax rate for fiscal 2004 is expected to be 37.5%. Resulting net income for 2004 is anticipated to be higher by 18 - 20% compared with fiscal 2003.


CONFERENCE CALL INFORMATION

Landauer, Inc. has scheduled a conference call that will be broadcast simultaneously over the Internet at www.viavid.net on Friday, April 23, 2004, at 10:00 a.m. central time. Please allow 15 minutes to register and download the required software. Replays will be available through Viavid's website.


ABOUT LANDAUER, INC.

Landauer is the leading provider of analytical services to determine personal exposure to occupational and environmental radiation. For almost 50 years, the Company has provided complete radiation dosimetry services to hospitals, medical and dental offices, universities, national laboratories, and other industries in which radiation poses a potential threat to employees. Landauer's services include the manufacture of various types of radiation detection monitors, the distribution and collection of the monitors to and from clients, and the analysis and reporting of exposure findings.













                                --more--

LANDAUER, INC.                                                ADD 2


SAFE HARBOR STATEMENT

Certain of the statements made herein constitute forward looking statements that are based on certain assumptions and involve certain risks and uncertainties, including, without limitation, assumptions, risks and uncertainties associated with the Company's introduction of the inLight technology, the adaptability of optically stimulated luminescence ("OSL") technology to new platforms and formats, the cost associated with the Company's research and business development efforts, the usefulness of older technologies, the anticipated results of operations of the Company and its subsidiaries or ventures, the valuation of the Company's long lived assets or business units relative to future cash flows, the Company's market position, changes in postal and delivery practices, the Company's business plans, anticipated revenue and cost growth, the risks associated with conducting business internationally, other anticipated financial events, the effects of changing economic and competitive conditions, foreign exchange rates, government regulations, accreditation requirements, and pending accounting pronouncements. Such assumptions may not materialize to the extent assumed and such risks and uncertainties may cause actual results to differ from anticipated results. Such risks and uncertainties may also result in changes to the Company's business plans and prospects and could create the need from time to time to write down the value of assets or otherwise cause the Company to incur unanticipated expenses. Additional information may be obtained by reviewing the information set forth under the caption "Significant Risk Factors" in the Company's Annual Report on Form 10-K for the year ended September 30, 2003 and other reports filed by the Company from time to time with the Securities and Exchange Commission.







































                                --more--

LANDAUER, INC.                                                ADD 3



             SECOND QUARTER FISCAL 2004 FINANCIAL HIGHLIGHTS
        (Unaudited; amounts in thousands, except per share data)


                            Three Months Ended     Six Months Ended
                                  March 31,            March 31,
                            -------------------  -------------------
                              2004       2003      2004       2003
                            --------   --------  --------   --------
Net revenues. . . . . . . . $ 18,262   $ 16,846  $ 35,040   $ 32,238

Costs and expenses:
  Cost of sales . . . . . .    6,365      5,732    12,503     11,445
  Selling, general and
    administrative. . . . .    4,230      3,572     8,511      7,185
  Impairment in value of
    assets. . . . . . . . .    --         2,750     --         2,750
                            --------   --------  --------   --------
                              10,595     12,054    21,014     21,380
                            --------   --------  --------   --------

Operating income. . . . . .    7,667      4,792    14,026     10,858

Other income - net. . . . .      318        230       585        455
                            --------   --------  --------   --------

Income before income taxes
  and minority interest . .    7,985      5,022    14,611     11,313

Income taxes. . . . . . . .    3,020      1,835     5,501      4,184
                            --------   --------  --------   --------

Income before minority
  interest. . . . . . . . .    4,965      3,187     9,110      7,129

Minority interest . . . . .      126        157       266        290
                            --------   --------  --------   --------
Net income. . . . . . . . . $  4,839   $  3,030  $  8,844   $  6,839
                            ========   ========  ========   ========

Net income per common share:
  Basic . . . . . . . . . . $   0.54   $   0.34  $   1.00   $   0.78
                            ========   ========  ========   ========

Based on average shares
  outstanding . . . . . . .    8,897      8,792     8,875      8,783
                            ========   ========  ========   ========

  Diluted . . . . . . . . . $   0.54   $   0.34  $   0.99   $   0.77
                            ========   ========  ========   ========
  Based on average shares
    outstanding . . . . . .    8,978      8,871     8,954      8,863
                            ========   ========  ========   ========













                                --more--

LANDAUER, INC.                                                ADD 4

                   SUMMARY CONSOLIDATED BALANCE SHEET
                    (unaudited, amounts in thousands)



                                          March 31,    September 30,
                                            2004           2003
                                          ---------    -------------

ASSETS
Current Assets
  Cash and cash equivalents . . . . . .    $ 10,688         $ 10,572
  Short-term investments. . . . . . . .         478              440
  Receivables, net of reserves. . . . .      15,202           13,770
  Other current assets. . . . . . . . .       7,884            6,456
                                           --------         --------
Total current assets. . . . . . . . . .      34,252           31,238
                                           --------         --------

Net property, plant and equipment . . .      17,982           17,226
Equity in joint venture . . . . . . . .       3,522            3,402
Goodwill and other intangible assets,
  net of amortization . . . . . . . . .       7,934            8,056
Dosimetry devices, net of amortization.       4,715            4,121
Other assets. . . . . . . . . . . . . .         131              195
                                           --------         --------
TOTAL ASSETS. . . . . . . . . . . . . .    $ 68,536         $ 64,238
                                           ========         ========


LIABILITIES AND
STOCKHOLDERS' INVESTMENT
Current liabilities:
  Accounts payable. . . . . . . . . . .    $  2,046         $  1,548
  Dividend payable. . . . . . . . . . .       3,559            3,316
  Deferred revenue. . . . . . . . . . .      12,145           12,464
  Other current liabilities . . . . . .       8,187            7,501
                                           --------         --------
Total current liabilities . . . . . . .      25,937           24,829
                                           --------         --------

Minority interest in subsidiary . . . .         584              984
                                           --------         --------
Stockholders' investment. . . . . . . .      42,015           38,425
                                           --------         --------
TOTAL LIABILITIES AND
   STOCKHOLDERS' INVESTMENT . . . . . .    $ 68,536         $ 64,238
                                           ========         ========


                                #   #   #